FEE REDUCTION AGREEMENT
      AGREEMENT made as of this 26th day of April 2010
 between each Fund listed on
Appendix A (the Funds) and Eaton Vance
 Management (the Adviser).
      WHEREAS, each Fund has entered into
an Investment Advisory Agreement (Advisory
Agreement) with the Adviser, which Advisory
Agreement provides that the Adviser shall
be entitled
to receive an asset-based fee payable at
a specified rate based on each Fund's average
weekly gross
assets (average gross assets);
      WHEREAS, at the request of the Independent
 Trustees of each Fund, the Adviser has agreed
to reduce its advisory fee as described below and
the Adviser and the Fund wish to memorialize
such agreement in writing; and
      NOW, THEREFORE, in consideration of the mutual
covenants and agreements contained
herein and for other good and valuable consideration,
receipt of which is hereby acknowledged,
each Fund and the Adviser hereby agree as follows:
1.	Commencing May 1, 2010, EVM will reduce the
advisory fee payable under the Advisory
Agreement by 0.015% per annum. Thereafter, the
advisory fee will be reduced an
additional 0.015% per annum on each May 1st for
the next nineteen years.
2.	This Agreement only may be terminated or
amended upon the mutual written consent of a
Fund and the Adviser; provided, however, that (i)
no termination of this Agreement shall be
effective unless approved by the majority vote of
those Trustees of the Fund who are not
interested persons of the Adviser or the Fund (the
Independent Trustees) and by the vote of
a majority of the outstanding voting securities of
the Fund; (ii) no amendment of this
Agreement shall be effective unless approved by the
majority vote of the Independent Trustees; and
(iii) no amendment of this Agreement that decreases
the fee reductions set forth herein shall be
effective unless approved by the vote of a majority
of the outstanding voting securities of
the Fund;
3.	For purposes of this Agreement the term
"vote of a majority of the outstanding voting
securities of a Fund" shall the meaning specified
 in the Declaration of Trust of each Fund;
and
4.	This instrument is executed under seal and
 shall be governed by Massachusetts law.
      IN WITNESS WHEREOF, this Agreement has been
executed as of the date set forth above by
a duly authorized officer of each party.
Each Fund on Appendix A
By:	/s/ Barbara E. Campbell
Barbara E. Campbell
Treasurer
Eaton Vance Management
By:	/s/ Maureen A. Gemma
Maureen A. Gemma
Vice President


Appendix A


Eaton Vance Municipal Income Trust
Eaton Vance California Municipal Income Trust
Eaton Vance Massachusetts Municipal Income
Trust
Eaton Vance Michigan Municipal Income Trust
Eaton Vance New Jersey Municipal Income Trust
Eaton Vance New York Municipal Income Trust
Eaton Vance Ohio Municipal Income Trust
Eaton Vance Pennsylvania Municipal Income
Trust